Exhibit 10.1

FIRST AMENDMENT TO

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (the “Amendment”), dated May 30, 2008, is entered into by and between RF MONOLITHICS, INC., a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS

A. The Borrower and the Lender are parties to a Credit and Security Agreement dated as of August 29, 2007 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

B. The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Defined Terms. (a) Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

(b) Section 1.1 of the Credit Agreement is amended by adding the following definitions thereto in alphabetical order:

“Cirronet” means Cirronet Inc., a Georgia corporation.

“Cirronet Finished Goods Advance Rate” means up to eighty-five percent (85%) of the orderly liquidation value – customer sell through.

“Cirronet Raw Materials Advance Rate” means up to eight (8%) of the orderly liquidation value – customer sell through.

“Borrower Finished Goods Advance Rate” means up to fifty percent (50%) of the orderly liquidation value – customer sell through.

“Borrower Raw Materials Advance Rate” means up to nine (9%) of the orderly liquidation value – customer sell through.

(c) Section 1.1 of the Credit Agreement is amended by deleting the definition of “Inventory Advance Rate”.

(d) Section 1.1 of the Credit Agreement is amended by amending and restating the following definitions:

“Borrowing Base” means at any time the lesser of:

(a)	The Maximum Line Amount; or

(b)	Subject to change from time to time in the Lender’s commercially reasonable discretion, the sum of:

(i) The lesser of (A) the product of the Accounts Advance Rate times Eligible Accounts or (B) $11,000,000, plus

(ii) The lesser of (A) (1) the product of the Borrower Finished Goods Advance Rate times Borrower’s finished goods Eligible Inventory, plus (2) the product of the Cirronet Finished Goods Advance Rate times Cirronet’s finished goods Eligible Inventory, plus (3) the product of the Borrower Raw Materials Advance Rate times Borrower’s raw materials Eligible Inventory, plus (4) the product of the Cirronet Raw Materials Advance Rate times Cirronet’s raw materials Eligible Inventory, or (B) $3,000,000, less

(iii) Indebtedness that the Borrower owes to the Lender that has not yet been advanced on the Revolving Note, including, without limitation, the L/C Amount, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of the Borrower’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to Borrower by Lender that is not described in Article II of this Agreement and any indebtedness owed by Borrower to Wells Fargo Merchant Services, L.L.C, less

(iv) a Borrowing Base reserve in the amount of (A) $100,000 for the month ending June 30, 2008, (B) $200,000 for the month ending July 31, 2008, (C) $300,000 for the month ending August 31, 2008, (D) $400,000 for the month ending September 30, 2008 and (E) $500,000 for the month ending October 31, 2008 and all periods thereafter.

“Floating Rate” means (i) with respect to Revolving Advances evidenced by the Revolving Note, an annual interest rate equal to the Prime Rate plus two percent (2.00%), and (ii) with respect to Term Advances evidenced by the Term Note, an annual interest rate equal to the Prime Rate plus two percent (2.00%), which interest rate shall, in each case, change when and as the Prime Rate changes.

“LIBOR Advance Rate” means (i) with respect to Revolving Advances evidenced by the Revolving Note, an annual interest rate equal to the sum of LIBOR plus 4.50 percent, and (ii) with respect to Term Advances evidenced by the Term Note, an annual interest rate equal to the sum of LIBOR plus 4.50 percent.

2. Financial Covenants. Section 6.2 of the Credit Agreement shall be deleted in its entirety and restated as follows:

6.2	Financial Covenants.

(a) Minimum Net Income. The Borrower will achieve for each period described below, Net Income of not less than the amount set forth for each such period (numbers appearing between “( )” are negative):

Period	Minimum Net Income
September 1 through May 31, 2008	$(1,427,000)
Fiscal Year Ending August 31, 2008	$(2,275,000)

(b) Stop Loss. The Borrower will not, (i) during the fiscal quarter ending May 31, 2008, suffer a Net Loss in excess of $1,500,000, and (ii) during the fiscal quarter ending August 31, 2008, suffer a Net Loss in excess of $900,000.

(c) Minimum Debt Service Coverage Ratio. Intentionally Omitted.

(d) Capital Expenditures. The Borrower will not incur or contract to incur Capital Expenditures of more than $1,200,000 in the aggregate during any fiscal year.

(e) Consultant. If the Borrower defaults in the compliance with any of Sections 6.2(a), (b) or (d) through the period ending August 31, 2008, then Borrower will hire a turnaround consultant, satisfactory to Lender.

(f) New Covenants. On or before August 15, 2008, the Borrower and Lender shall in good faith negotiate and agree on new covenant levels for Section 6.2 for periods after such date.

3. Schedules. Schedule 5.1 of the Credit Agreement is deleted in its entirety and a new Schedule 6.1, in the form of Exhibit B hereto, is substituted in lieu thereof.

4. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

5. Consent. The Borrower agrees to execute a deed of trust in favor of Lender covering the real property located at 4441 Sigma Road, Dallas, Texas 75244 (the “Real Estate”). Upon a sale of the Real Estate, Borrower agrees to apply proceeds received from such sale of the Real Estate in a manner as directed by Lender.

6. Amendment Fee. The Borrower shall pay the Lender as of the date hereof a fully earned, non-refundable fee in the amount of $10,000 in consideration of the Lender’s execution and delivery of this Amendment.

7. Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a) A Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors of the Borrower approving the execution and delivery of this Amendment, (ii) the fact that the certificate of incorporation and bylaws of the Borrower, which were certified and delivered to the Lender pursuant to the Certificate of Authority of the Borrower’s secretary or assistant secretary dated as of August 29, 2007, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Borrower who have been certified to the Lender, pursuant to the Certificate of Authority of the Borrower’s secretary or assistant secretary dated as of

August 29, 2007, as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.

(b) A Deed of Trust, in substantially the form attached hereto as Exhibit A, for the property located at 4441 Sigma Road, Dallas, Texas 75244, executed by Borrower, in favor of Lender executed and delivered to Lender by June 9, 2008.

(c) No Default or Event of Default shall have occurred and be continuing.

(d) Such other matters as the Lender may in its reasonable discretion require.

8. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a) The Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the certificate of incorporation or bylaws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

9. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

10. No Other Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

11. Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

12. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all reasonable fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

13. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE LOAN DOCUMENTS OR THE INDEBTEDNESS EVIDENCED BY THE LOAN DOCUMENTS.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION		RF MONOLITHICS, INC.

By	/s/ Joseph M. Sammons	By:	/s/ Harley E Barnes III
	Joseph M. Sammons Its Vice President		Harley E Barnes III Chief Financial Officer